Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 2 to Registration Statement on Form S-1 of iRhythm Technologies, Inc. of our report dated March 29, 2016, except for the effects of the additional disclosures relating to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements as to which the date is September 7, 2016, and except for the effects of the reverse stock split discussed in the second paragraph of Note 16 to the consolidated financial statements, as to which the date is October 7, 2016, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California

October 7, 2016